Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 09:05 AM 11/22/2021 FILED 09:05AM 11122no21 SR 20213861577 - File Number 6411287	STATE of DELAWARE CERTIFICATE of INCORPORATION A STOCK CORPORATION

FIRST-Name

The name of the Corporation is:

CE Energy Acquisition Corp

SECOND - Registered Agent

Its registered office in the State of Delaware is to be located at 8 The Green, Ste A, in the City of Dover County of Kent Zip Code 19901. The registered agent in charge thereof is A Registered Agent. Inc.

THIRD - Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH - Stock

The amount of the total stock of this corporation is authorized to issue is 600,000.000 shares. This will include 500.000.000 shares of common stock with a par value of $0.0001 and 100,000.000 shares of preferred stock with a par value of $0.0001 per share.

FIFTH - Incorporator

The name and mailing address of the incorporator are as follows:

A Registered Agent. Inc. - 8 The Green. Ste A, Dover. DE 19901

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 22nd day of November, A.D. 2021.

By:
A Registered Agent, Inc., Incorporator Patrick Brickhouse, Assistant Secretary